Exhibit 99.1

November 1, 2002.

Lake Area Corn Processors, LLC

IMPORTANT NOTICE TO ALL INVESTORS

Your board of directors has declared a capital units spilt for all Lake Area Corn Processors, LLC members. All capital units will be split at a ratio of 4:1, which means that if you currently own 5,000 capital units, you will own 20,000 units after the split. All members will still have to be vested for at least 5,000 shares, as in the past. This split will be effective November 1, 2002.  The price will also be reduced accordingly.  Why the split?  The value of capital units has risen from the initial offering of $2.00 to over $5.00 in recent trimesters.  Initially, excluding capital unit credits, the minimum investment required was about $10,000.00.  With the sharp increase in share price we have experienced, the minimum capital investment required now to become a member is approximately $25,000.00.  This level of investment could potentially limit the investors’ ability to participate and become a member with us.  With the capital units split, the initial investment will require less capital from each new member, allowing smaller investors to become members of Lake Area Corn Processors, LLC.  If you are required to deliver corn, the capital units’ split will impact you in that you will now be required to deliver 1/4 bushel of corn for each capital unit you own, which amounts to an annual delivery of 1,250 bushels of corn on the minimum investment of 5,000 capital units.  If you owned 5,000 capital units prior to the split, you now have 20,000 capital units and will be required to deliver 5,000 bushels, same as in the past.  If you have any questions, please don’t hesitate to contact us.